Exhibit 10.23
FIRST AMENDMENT TO SECOND LIEN CREDIT AGREEMENT
FIRST AMENDMENT TO SECOND LIEN CREDIT AGREEMENT (this “First Amendment”), dated as of February 1, 2018, among JASON INCORPORATED, a Wisconsin corporation (the “Borrower”), the Guarantors party hereto, and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.
W I T N E S S E T H:
WHEREAS, the Borrower, the Guarantors party thereto from time to time, the Administrative Agent, various lenders and other parties thereto from time to time have entered into that certain Second Lien Credit Agreement, dated as of June 30, 2014 (as amended, supplemented and/or otherwise modified prior to the First Amendment Effective Date (as defined below), the “Credit Agreement”);

WHEREAS, pursuant to and in accordance with Section 10.01 of the Credit Agreement, the Borrower has requested and the Administrative Agent and the Required Lenders have agreed to (i) amend the Credit Agreement and (ii) consent to, and authorize a future amendment to the Credit Agreement to effect, the Agency Transfer (as defined below), in each case on, and subject to the terms, set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I.     Defined Terms; Rules of Construction. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. The rules of construction specified in Sections 1.02 through 1.11 of the Credit Agreement shall apply to this First Amendment, including the terms defined in the preamble and recitals hereto.
SECTION II.    Amendments to Credit Agreement.
1.Section 7.02 of the Credit Agreement is hereby amended by (i) deleting the text “and” at the end of clause (w) of said section, (ii) deleting the period (“.”) at the end of clause (x) of said section and inserting the text “; and” in lieu thereof and (iii) inserting the following as clause (y) immediately following clause (x) of said section:
“(y) contributions of the Equity Interests of any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party to the extent necessary in connection with any intercompany reorganization and/or other activities related to tax planning; provided that no Event of Default shall have occurred and be continuing.”
2.Section 9.10 of the Credit Agreement is hereby amended by inserting the following text at the end of clause (b)(ii) thereof:

“(including any Disposition of Equity Interests of a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party in connection with an Investment permitted under Section 7.02(y))”.
SECTION III.    Agency Transfer. Pursuant to and in accordance with Section 9.06 of the Credit Agreement, each Loan Party and each Lender signatory to this First Amendment hereby:
1.consents to (i) the replacement of DBNY, in its capacity as the Administrative Agent and (ii) the appointment of The Bank of New York Mellon (“BNYM”) as successor Administrative Agent for all purposes under the Loan Documents (the “Agency Transfer”);

2.authorizes DBNY and BNYM to enter into a customary agency resignation and assignment agreement and such other documentation, instruments and/or amendments to the Credit Agreement and the other Loan Documents as may be required or advisable in the judgment of DBNY and BNYM to effectuate the Agency Transfer, including amendments to the Loan Documents incorporating the terms set forth on Exhibit I hereto (the “Agency Transfer Documentation”);
3.agrees that, upon delivery of a notice of resignation by DBNY as Administrative Agent to the Lenders and the Borrower and the execution and delivery of the Agency Transfer Documentation, BNYM shall be appointed as the successor Administrative Agent (without any requirement for any further consent of the Lenders and the Loan Parties) and succeed as Administrative Agent in accordance with the provisions of the Credit Agreement and the Agency Transfer Documentation; and
4.waives any notice requirements, including any notice periods, applicable to DBNY and/or BNYM in connection with the Agency Transfer pursuant to Section 9.06 of the Credit Agreement.
SECTION IV.    Miscellaneous Provisions.
1.This First Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document.
2.This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.
3.THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
4.This First Amendment shall become effective on the date (the “First Amendment Effective Date”) when each of the following conditions shall have been satisfied (which, in the case of the condition referred to in clause (iii)) below, may be satisfied concurrently with the occurrence of the First Amendment Effective Date):
(i) the Administrative Agent’s receipt of counterparts of this First Amendment executed by the Borrower, each Guarantor, the Administrative Agent and the Required Lenders, each of which shall be original, pdf or facsimile copies or delivered by other electronic method (followed promptly by originals) unless otherwise specified, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) (A) on the First Amendment Effective Date both immediately prior to and after giving effect to this First Amendment, no Default or Event of Default shall exist and (B) each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the First Amendment Effective Date with the same effect as though made on and as of the First Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date; and
(iii) the Administrative Agent shall have been paid all fees and expenses owing to it pursuant to the terms of the Credit Agreement or as otherwise separately agreed in writing in connection with this First Amendment and the related transactions.
5.By executing and delivering a copy hereof, the Borrower and each other Loan Party hereby (A) agrees that, notwithstanding the effectiveness of this First Amendment, after giving effect to this First Amendment, the Guaranty and the Liens created pursuant to the Collateral Documents for the benefit of the Secured Parties continue to be in full force and effect on a continuous basis and (B) affirms, acknowledges and confirms all of its obligations and liabilities under the Credit Agreement and each other Loan Document to which it is a party (including the Closing Date Intercreditor Agreement), in each case after giving effect to this First Amendment, all as provided in such Loan Documents, and acknowledges and agrees that such obligations and liabilities continue in full force and effect on a continuous basis in respect of, and to secure, the Obligations under the Credit Agreement and the other Loan Documents, in each case after giving effect to this First Amendment.
6.From and after the First Amendment Effective Date, (i) all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement, as modified hereby and (ii) this First Amendment shall be deemed to constitute a “Loan Document” for all purposes of the Credit Agreement.
7.Section 10.14 of the Credit Agreement is hereby incorporated by reference into this First Amendment and shall apply to this First Amendment, mutatis mutandi.
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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Amendment as of the date first above written.
JASON INCORPORATED
JASON PARTNERS HOLDINGS INC.
JASON HOLDINGS I, INC.

By: /s/ Chad M. Paris
Name: Chad M. Paris
Title: CFO

ADVANCE WIRE PRODUCTS, INC.
ASSEMBLED PRODUCTS, INC.
JASON INTERNATIONAL HOLDINGS, INC.
JASON NEVADA, INC.
JASON OHIO CORPORATION
METALEX CORPORATION
MORTON MANUFACTURING COMPANY

By: /s/ Chad M. Paris
Name: Chad M. Paris
Title: CFO

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By: /s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

By: /s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

[LENDERS]

By:___________________________________

Name:
Title:

[Lender signatures are on file with the Registrant]
Exhibit I
Certain Amendments to Loan Documents
[See attached]
1.Amendments to Credit Agreement.
General. The parties hereby agree and acknowledge that, from and after the Effective Date, BNYM shall be, and shall be deemed to be, the Administrative Agent under the Credit Agreement and the other Loan Documents. In furtherance of the foregoing, all defined terms referencing DBNY as the Administrative Agent in the Credit Agreement and the other Loan Documents are hereby amended to reference BNYM as the Administrative Agent thereunder.
Amendment to Section 1.01 of the Credit Agreement. The parties hereby agree that the following definitions are hereby amended and restated to read as follows:
“Administrative Agent” means The Bank of New York Mellon, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (a) to the extent that the Eurocurrency Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Eurocurrency Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eurocurrency Rate” means:
(a)     for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars (as published by Reuters on page LIBOR01 of the Reuters Screen) (as set forth by (i) the Intercontinental Exchange Group, or (ii) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate for a period equal to such Interest Period), and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such date by reference to the interest settlement rates for deposits in Dollars (as published by Reuters on page LIBOR01 of the Reuters Screen) from time to time with a term of one month (as set forth by (i) the Intercontinental Exchange Group, or (ii) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate), in the case of clauses (a) and (b) above, multiplied by Statutory Reserves, provided that, in the case of clauses (a) and (b) above, the Eurocurrency Rate with respect to Initial Term Loans, shall not be less than 1.00% per annum; provided further that, subject to clauses (i) and (ii) of immediately succeeding sentence, if the Administrative Agent is unable to determine the Eurocurrency Rate for the relevant interest period under clause (a) or (b), the Administrative Agent shall use the Eurocurrency Rate for the immediately preceding interest period.  Notwithstanding the foregoing:

(i)
subject to clause (ii) below, if on the relevant Eurocurrency determination date the relevant London interbank offered rate for U.S. dollar deposits has been discontinued, then the Administrative Agent shall use (a) an industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits, in each case as determined by a financial agent (which may be an affiliate of the Administrative Agent) appointed by the Administrative Agent; and

(ii)
if the financial agent has determined a substitute or successor rate, the Administrative Agent shall notify the Borrower and the Lenders of such rate and the Borrower and the Lenders agree to enter into any amendments to this Agreement that are necessary to implement such rate.

The Administrative Agent and financial agent shall be held harmless for any acts or omissions in connection with the calculation of the Eurocurrency Rate in accordance with clauses (i) and (ii) of the preceding sentence.
“Fee Letters” means collectively (a) the Fee Letter, dated as of March 16, 2014, as modified by that certain Commitment Letter Joinder, dated as of April 7, 2014, among Buyer Sub and the Commitment Parties; and (b) that certain Fee Schedule dated as of _____________, 2018 between the Borrower and BNYM, in each case, as the same may be amended, restated modified or supplemented.
Amendment of Section 9.03 of the Credit Agreement. The parties hereby agree that Section 9.03(b) of the Credit Agreement is amended by adding the following at the end thereof:
“provided, further, that prior to taking any action, the Administrative Agent may require an indemnity (such indemnity to be reasonably satisfactory to the Administrative Agent in all respects) from the Required Lenders or Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action.”
Amendment of Section 9.03 of the Credit Agreement. The parties hereby agree that Section 9.03 of the Credit Agreement is amended by adding the following clauses (f)-(j):
(f)     shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.
(g)    shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)    shall not be liable for any error of judgment made in good faith by a responsible officer of the Administrative Agent unless it shall be proved that the Administrative Agent was negligent in ascertaining the pertinent facts.
(i)    shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent.
(j)    shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Credit Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.
Amendment of Section 9.03 of the Credit Agreement. The parties hereby agree that Section 9.03 of the Credit Agreement is amended by adding the following paragraphs at the end thereof:
Delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.
No provision of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Administrative Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.
The Administrative Agent has accepted and is bound by the Loan Documents executed by the Administrative Agent as of the date of this Agreement and, as directed in writing by the Required Lenders, the Administrative Agent shall execute additional Loan Documents delivered to it after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of the Administrative Agent.  The Administrative Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Loan Documents to which the Administrative Agent is a party).
For the avoidance of doubt the Borrower, the Guarantors and the Lenders hereby agree that the Administrative Agent shall be under no obligation to make any determination, demand or request, grant or withhold any approval or consent or deliver any notice pursuant to the defined terms “Additional Refinancing Lender”, “Collateral and Guarantee Requirement”, “Credit Agreement Refinancing Indebtedness”, “Excluded Assets”, “Excluded Subsidiary”, “Guarantors”, “Management Agreement”, “Material Domestic Subsidiary, “Material Foreign Subsidiary”, “Mortgages”, “Parity Intercreditor Agreement”, “Permitted Refinancing”, “Revaluation Date”, “Second Lien Parity Intercreditor Agreement”, “Subordinated Debt”, and pursuant to Sections 2.03(b) and (g), 2.14, 2.15, 2.16, 5.05(b), 6.01(a) and (d), 6.07, 6.11, 6.12, 6.18, 7.03 (g) and (i), 7.04(d), 8.01(h), 10.01, 9.02(d) and (e) without the written direction of Required Lenders or Lenders, as applicable.”
Amendment of Section 9.10 of the Credit Agreement. The parties hereby agree that Section 9.10 of the Credit Agreement is amended by deleting the last paragraph thereof and adding the following paragraphs at the end thereof:
Beyond the exercise of reasonable care in the custody of the Collateral in its possession, the Administrative Agent will not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Administrative Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Administrative Agent in good faith.
The Administrative Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Administrative Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.
In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Administrative Agent will not be liable to any person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.
Amendment to Section 10.02(b) of the Credit Agreement. The parties hereby agree that Section 10.02(b) of the Credit Agreement shall be amended by deleting the reference to “material breach” therein.
Amendment to Section 10.04 and 10.05 of the Credit Agreement. The parties hereby agree that Section 10.04 and the first paragraph of Section 10.05 of the Credit Agreement shall be deleted in its entirety and replaced with the following:
“10.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, (1) to pay or reimburse the Administrative Agent, the Syndication Agent, the Documentation Agent, the Senior Managing Agent, the Arrangers and the Bookrunners and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Loan Documents, and (2) to pay or reimburse the Administrative Agent and its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, in each case, all Attorney Costs, which shall be limited to (i) counsel to each of DBNY and BNYM in connection with the Agency Transfer and (ii) counsel to the Administrative Agent and its Affiliates, one counsel to the Syndication Agent, the Documentation Agent, the Senior Managing Agent, the Arrangers and the Bookrunners and their respective Affiliates, taken as a whole, and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders, taken as a whole and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs, charges and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs, charges and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to (i) counsel to each of DBNY and BNYM in connection with the Agency Transfer and (ii) Attorney Costs of counsel to the Administrative Agent and its Affiliates and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail (provided that the Lender need not be required to disclose any confidential information or to the extent prohibited by law or regulation); provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within two Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, charges, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender, Arranger and Bookrunner and their respective Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, charges and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonably and documented out out-of-pocket fees, disbursements and other charges of counsel to Administrative Agent and its Affiliates, one counsel to all other Indemnitees taken as a whole, and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees ), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release of Hazardous Materials at, in, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, charges or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) any dispute solely among Indemnitees other than any claims by or against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of any Holdco, the Borrower or any of their Affiliates or (y) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such Proceeding, the Borrower shall indemnify and hold harmless such Indemnitee to the extent and the manner set forth above. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or its controlling Persons, controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives), nor shall the Sponsor or any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of any Holdco or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, equity holders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with reasonable backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of clauses (w) through (y) above. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses, charges and disbursements arising from any non-Tax claims.”

Amendment to Schedule 10.02(a) of the Credit Agreement. The parties hereby agree that Schedule 10.02(a) of the Credit Agreement is amended to provide notice to the Administrative Agent as follows:
“if to the Administrative Agent, to The Bank of New York Mellon., 2001 Bryan Street, Suite 1000, Dallas, Texas 75201, Attention of Stacie Row (E-mail: lpcoe-agentsvcs@bnymellon.com, Telecopy No. (214) 468-5539, Telephone No. (214) 468-5525 with a copy to Emmet, Marvin & Martin, LLP, 120 Broadway, New York, New York 10271, Attention of Elizabeth M. Clark, Esq. (E-mail: eclark@emmetmarvin.com, Telecopy No. (212) 238-3200, Telephone No. (212) 238-3037”.